November 24, 2015

Securities Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously accountants for the series within Tributary Funds, Inc., consisting of Tributary Short-Intermediate Bond Fund, Tributary Income Fund, Tributary Balanced Fund, Tributary Growth Opportunities Fund, and Tributary Small Company Fund (collectively, the “Funds”) and, under date May 27, 2015 we reported on the financial statements of the Funds as of and for the year ended March 31, 2015.  On August 20, 2015 we were notified by the Funds that the client-auditor relationship between the Funds and KPMG LLP ceased.

We have read the Funds’ statements included under Sub-Item 77K of Form N-SAR dated September 30, 2015, and agree with such statements, except that we are not in a position to agree or disagree with the Funds’ statements regarding the Board of Directors’ selection of Cohen Fund Audit Services to replace KPMG or consultations with Cohen Fund Audit Services by the Funds during the last two fiscal periods.

Very truly yours,

/s/KPMG LLP